UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2011

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Colorado	000-49908	75-3056237
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1511 Third Street, Santa Fe, New Mexico 87505

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (505) 988-5520

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)(1) On April 8, 2011, the board of directors (the “Board”) of CytoDyn Inc. (the “Company”) appointed Andrew T. Libby, Jr. to fill the vacancy of the Company’s Chief Financial Officer and to serve as Corporate Secretary.

(2) Mr. Libby, age 62, has served, and will continue to serve, as the Senior Vice-President and Chief Financial Officer of the Tampa Housing Authority (“THA”) since February 2007 (he also served THA in the same capacity from September 2003 to April 2005). From April 2005 until his return to THA in 2007, Mr. Libby was the President of Financial Management Consultants, Inc., a consulting firm specializing in accounting, financial consulting and strategic planning for rapid growth pharmaceutical, nutritional research and vitamin distribution companies in Florida, Alabama, Nevada and California. Mr. Libby brings 35 years of diverse professional experience in managing financial and operational aspects of both private and public companies. Mr. Libby received an MBA and Post-Graduate Certificate in Accounting from the University of Tampa and BA degrees in both Accounting and Management from the University of South Florida. He also holds an active license in Florida as a Certified Public Accountant and is a Certified Internal Auditor. There were no arrangements or understandings between Mr. Libby and any other persons pursuant to which he was appointed as Chief Financial Officer and Corporate Secretary.

(3) The Company approved an annual base salary of $96,000 for Mr. Libby, and an annual discretionary bonus of up to 40% of his annual base salary. To earn the bonus, Mr. Libby must be employed by the Company at the fiscal year end and at the date when the Company’s compensation committee makes its determination of the final annual bonus payout.

A copy of the April 14, 2011 press release announcing the appointment of Mr. Libby to Chief Financial Officer and Corporate Secretary is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release, dated April 14, 2011 of CytoDyn Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTODYN INC.
(Registrant)

April 14, 2011	By:	/s/ KENNETH J. VAN NESS
Kenneth J. Van Ness,
President and Chief Executive Officer